FOR IMMEDIATE RELEASE	New York, NY (October 28, 2008)

INTERPUBLIC ANNOUNCES THIRD QUARTER AND NINE MONTHS 2008 RESULTS

•	Reported revenue growth of 11.5% and organic revenue growth of 7.6% for the third quarter of 2008.
•	Operating margin increased to 6.7% for Q3 2008 from 3.3% for same period in 2007.
•	Third quarter E.P.S. of $0.08 compared with a loss of $0.06 for the same period in 2007.

Summary

•	Revenue
o	Third quarter 2008 revenue of $1.74 billion, compared to $1.56 billion the same period a year ago. Nine months 2008 revenue of $5.06 billion, compared to $4.57 billion in 2007.
o	Organic revenue increase of 7.6% compared to the third quarter of 2007. For the first nine months of 2008, organic revenue increase was 6.4% relative to 2007.
•	Operating Results
o

Operating income in the third quarter of 2008 was $116.3 million, compared to $51.1 million in 2007. For the first nine months of 2008, operating income was $259.1 million, compared to income of $72.5 million in 2007.

Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax

o	Operating margin was 6.7% and 5.1% for the three and nine months ended September 30, 2008, respectively, compared to 3.3% and 1.6% for the three and nine months ended September 30, 2007.

•	Net Results
o

Third quarter 2008 net income was $45.7 million and net income applicable to common stockholders was $38.7 million, or $0.08 per basic and diluted share. This compares to a net loss a year ago of $21.9 million and a net loss applicable to common stockholders of $28.8 million, or ($0.06) per basic and diluted share.

o

Year-to-date 2008 net income was $78.0 million and net income applicable to common stockholders was $56.7 million, or $0.12 per basic and diluted share. This compares favorably to a net loss of $10.8 million and net loss applicable to common stockholders of $31.5 million, or ($0.07) per basic and diluted share in 2007.

"For the third quarter and the year to date, we continued to post very strong performance,” said Michael I. Roth, Interpublic’s Chairman and CEO. “Our rate of organic revenue growth shows that IPG’s agencies are increasingly competitive in the marketplace. Further improvements in key cost ratios and in operating margin demonstrate that the actions we have been taking are leading to significantly

Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax

improved financial results. Once again, it bears mention that all of our major operating units are showing improvement in their performance thus far this year. That said, during the past few weeks, it has become clear that the global financial situation has begun to weigh on marketers’ spending plans for both the fourth quarter and 2009. As such, we will continue to monitor broader economic developments and to focus on meeting the needs of our clients and managing our margins. While we believe that with our strong performance year to date we remain positioned to achieve our financial objectives for 2008, the impact of an increasingly unsettled and volatile business environment on our sector is not yet clear and creates a risk to meeting our stated goals.”

Operating Results

Revenue

Reported revenue of $1.74 billion in the third quarter of 2008 was up 11.5% compared with the same period in 2007. During the quarter, the effect of foreign currency translation was positive 2.3%, the impact of net acquisitions was positive 1.6% and the resulting organic increase in revenue was 7.6%. Of this organic increase, approximately 1.8% relates to higher revenues for certain projects where we acted as principal for payments made to third parties in the delivery of our services, and recorded the gross amount billed.

For the first nine months of 2008, reported revenue was $5.06 billion, up 10.7% compared with the same period in 2007. The effect of foreign currency translation was positive 3.4%, the impact of net acquisitions was positive 0.9% and the resulting organic increase in revenue was 6.4%.

Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax

For the third quarter and first nine months of 2008, we achieved strong organic revenue growth domestically primarily driven by expanding business with existing clients and winning new clients in the media and events marketing businesses. International revenue was also up organically driven by net client wins and increased spending primarily in the United Kingdom and Continental Europe regions.

Operating Expenses

During the third quarter of 2008, reported salaries and related expenses were $1.09 billion, up 5.7% compared to the same period in 2007. Adjusted for currency effects and the effect of net acquisitions, salary and related expenses increased 1.7% organically. For the first nine months of 2008, reported salaries and related expenses increased 7.5% to $3.26 billion. Adjusted for currency effects and the effect of net acquisitions, salary and related expenses increased 3.1% organically. This increase was primarily to support business growth. Our staff cost ratio, which is salaries and related expenses as a percentage of revenue, declined to 62.8% from 66.3% in the third quarter, and to 64.4% from 66.3% in the first nine months of 2008 from the comparable prior year periods. The improvement was driven by higher revenues and better utilization of base salaries, benefits and tax expenses.

During the third quarter of 2008, reported office and general expenses were $526.3 million, up 12.2% compared to the same period in 2007. After adjusting for currency and the effect of net acquisitions, office and general expenses increased organically 9.2%. Of this increase, approximately 5.9% relates to pass-

Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax

through production expenses for certain projects where we act as principal and are offset by an equal amount of revenue and do not impact our profits. For the first nine months of 2008, reported office and general expenses increased 4.3% to $1.53 billion. Adjusted for currency effects and the effect of net acquisitions, office and general expenses increased organically 1.1%.

Non-Operating and Tax

Net interest expense in the third quarter of 2008 remained unchanged compared to the same period in 2007. For the first nine months of 2008, net interest expense increased $3.7 million compared to the same period in 2007.

Other (expense) income was ($1.0 million) and $3.9 million for the three and nine months ended September 30, 2008, respectively.

The tax provision in the third quarter of 2008 was $35.5 million on income before taxes of $85.4 million, compared to a provision of $35.8 million on income before taxes of $16.4 million in the same period of 2007. The tax provision in the first nine months of 2008 was $90.9 million, compared to a benefit of $1.3 million in the same period of 2007. The provision during 2008 and 2007 was primarily impacted by losses in certain non-U.S. jurisdictions that receive no tax benefit and the SEC settlement for which we receive no tax benefit. The benefit for the first nine months of 2007 includes net reversals of tax reserves of approximately $80.0 million, which were the result of the completion of a previously disclosed tax examination.

Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax

Balance Sheet

At September 30, 2008, cash, cash equivalents and marketable securities totaled $1.71 billion, compared to $2.04 billion at the end of 2007 and $1.53 billion at the end of the third quarter of 2007. Cash flow provided by operations was $146.1 million in the first nine months of 2008 compared to a use of $219.8 million in 2007. Total debt of $2.13 billion as of September 30, 2008 decreased from $2.35 billion as of December 31, 2007, primarily due to the repurchase of approximately $191.0 million of our 4.50% Notes in March 2008.

Acquisitions

During the third quarter of 2008, we completed four acquisitions, of which the most significant were: a) a marketing services agency in France, b) a 51% interest in a digital marketing agency in North America, and c) an additional 31.1% interest in a full-service advertising agency in the Middle East, which increases our total interest in that agency to 51%.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Campbell Mithun, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA. For more information, please visit www.interpublic.com.

Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax

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Contact Information
Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements and when used in this discussion and the financial statements, the words “expect(s)”, “will”, “may”, “could”, and similar expressions are intended to identify forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent annual report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a weakening economy could adversely affect our clients’ need for advertising and marketing services, or even their solvency and as such, could have a negative impact our business;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•

risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax

Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our 2007 Annual Report on Form 10-K.

Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

THIRD QUARTER REPORT 2008 AND 2007 (UNAUDITED)

(Amounts in Millions except Per Share Data)

	Three Months Ended September 30,
	2008	2007	Fav. (Unfav.) % Variance
Revenue:
United States	$963.8	$886.7	8.7%
International	776.2	673.2	15.3%
Total Revenue	1,740.0	1,559.9	11.5%

Operating Expenses:
Salaries and Related Expenses	1,093.5	1,034.7	(5.7)%
Office and General Expenses	526.3	468.9	(12.2)%
Restructuring and Other Reorganization-Related Charges	3.9	5.2	25.0%
Total Operating Expenses	1,623.7	1,508.8	(7.6)%

Operating Income	116.3	51.1	N/A
Operating Income %	6.7%	3.3%

Expenses and Other Income:
Interest Expense	(53.2)	(60.1)
Interest Income	23.3	30.2
Other Expense	(1.0)	(4.8)
Total (Expenses) and Other Income	(30.9)	(34.7)

Income before Income Taxes	85.4	16.4
Provision for Income Taxes	35.5	35.8
Income (Loss) of Consolidated Companies	49.9	(19.4)
Income Applicable to Minority Interests, net of tax	(4.7)	(3.7)
Equity in Net Income of Unconsolidated Affiliates, net of tax	0.5	1.2
Net Income (Loss)	45.7	(21.9)
Dividends on Preferred Stock	6.9	6.9
Allocation to Participating Securities	0.1	-
Net Income (Loss) Applicable to Common Stockholders	$38.7	$(28.8)

Earnings (Loss) Per Share of Common Stock –
Basic and Diluted	$0.08	$(0.06)

Weighted Average Number of Common Shares Outstanding –
Basic	462.8	458.6
Diluted	519.4	458.6

Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

THIRD QUARTER REPORT 2008 AND 2007 (UNAUDITED)

(Amounts in Millions except Per Share Data)

	Nine Months Ended September 30,
	2008	2007	Fav. (Unfav.) % Variance
Revenue:
United States	$2,803.8	$2,650.1	5.8%
International	2,257.1	1,921.6	17.5%
Total Revenue	5,060.9	4,571.7	10.7%

Operating Expenses:
Salaries and Related Expenses	3,261.5	3,033.2	(7.5)%
Office and General Expenses	1,529.1	1,466.6	(4.3)%
Restructuring and Other Reorganization-Related Charges (Reversals)	11.2	(0.6)	N/A
Total Operating Expenses	4,801.8	4,499.2	(6.7)%

Operating Income	259.1	72.5	N/A
Operating Income %	5.1%	1.6%

Expenses and Other Income:
Interest Expense	(163.9)	(172.0)
Interest Income	75.0	86.8
Other Income	3.9	1.7
Total (Expenses) and Other Income	(85.0)	(83.5)

Income (Loss) before Income Taxes	174.1	(11.0)
Provision for (Benefit of) Income Taxes	90.9	(1.3)
Income (Loss) of Consolidated Companies	83.2	(9.7)
Income Applicable to Minority Interests, net of tax	(7.3)	(5.7)
Equity in Net Income of Unconsolidated Affiliates, net of tax	2.1	4.6
Net Income (Loss)	78.0	(10.8)
Dividends on Preferred Stock	20.7	20.7
Allocation to Participating Securities	0.6	-
Net Income (Loss) Applicable to Common Stockholders	$56.7	$(31.5)

Earnings (Loss) Per Share of Common Stock –
Basic and Diluted	$0.12	$(0.07)

Weighted Average Number of Common Shares Outstanding –
Basic	460.8	457.3
Diluted	499.9	457.3

Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax